Exhibit (a)(1)(A)

COMPANY NOTICE

To the Holders of

HELIX ENERGY SOLUTIONS GROUP, INC.

3.25% Convertible Senior Notes due 2032

CUSIP 42330P AG2*

Reference is hereby made to the Indenture dated as of March 12, 2012 between Helix Energy Solutions Group, Inc. (the “Company,” “we” or “us”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”), pursuant to which the 3.25% Convertible Senior Notes due 2032 of the Company (the “Notes”) were issued.

At the option of each holder of the Notes, the Notes will be purchased by the Company for $1,000 in cash per $1,000 principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to, but excluding, March 15, 2018 (the “Repurchase Date” and such amount, the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Company Notice and related offer materials, as amended and supplemented from time to time (the “Offer”). However, because the Repurchase Date is after a record date and on an interest payment date, the accrued and unpaid interest (including contingent interest, if any) will be paid to the holders in whose names the Notes are registered at the close of business on the record date, which is March 1, 2018. Also, contingent interest with respect to the Notes will not accrue until March 20, 2018 at the earliest and then only in limited circumstances. Accordingly, we expect that there will be no accrued and unpaid interest or contingent interest due as part of the Repurchase Price. The Offer expires at 5:00 p.m., New York City time, on March 15, 2018 (the “Expiration Time”). This Company Notice, along with the notice attached hereto as Annex A, is being sent pursuant to the provisions of Section 3.07 of the Indenture.

Holders of certificated Notes in non-global form who decide to accept the Offer by the Company to purchase the Notes and receive payment of the Repurchase Price must (i) properly deliver the Repurchase Notice attached hereto as Annex B (the “Repurchase Notice”) to the Paying Agent (as defined below) before the Expiration Time and not have validly withdrawn the Repurchase Notice as of 5:00 p.m., New York City time, on March 15, 2018 (the “Withdrawal Time”) and (ii) validly surrender the Notes to the Paying Agent (and not have validly withdrawn such Notes) with or at any time after the delivery of the Repurchase Notice.

Holders of the Notes who hold the Notes through accounts with The Depository Trust Company (“DTC”) who decide to accept the Offer by the Company to purchase the Notes and receive payment of the Repurchase Price must validly surrender the Notes through the transmittal procedures of DTC’s automated tender offer program (“ATOP”) at any time before the Expiration Time and not have validly withdrawn the Notes as of the Withdrawal Time, subject to the terms and conditions of that system.

Notes surrendered for purchase may be withdrawn at any time before the Withdrawal Time.

The method of delivery of Notes, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of ATOP before the Expiration Time, subject to the terms and conditions of that system.

The Trustee, Paying Agent and Conversion Agent is The Bank of New York Mellon Trust Company, N.A. The address for the Trustee, Paying Agent and Conversion Agent is as follows:

By First Class, Registered or Certified Mail	By Express or Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust P.O. Box 396 East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, New York 10286

Dated: February 14, 2018

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE: Copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

*	No representation is made as to the correctness of such number either as printed on the Notes or as contained in this Company Notice, and reliance may be placed only on the other identification printed on the Notes.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and the accompanying Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and the accompanying Repurchase Notice do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any holder as to whether to surrender such holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Company Notice and the accompanying Repurchase Notice because the information in this summary is not complete and those documents contain additional important information.

•	Who is offering to purchase my Notes?

Helix Energy Solutions Group, Inc., a Minnesota corporation, is offering to purchase all outstanding 3.25% Convertible Senior Notes due 2032 issued by it that are surrendered for purchase at the option of the holder thereof and not validly withdrawn, subject to the terms and conditions of the Indenture, the Notes and this Company Notice and related offer materials. As of February 13, 2018, there was $60,115,000 aggregate principal amount of Notes outstanding.

•	Why is the Company making the Offer?

The Company is required to make the Offer under the terms of the Indenture and the Notes.

•	How much is the Company offering to pay?

Under the terms of the Indenture and the Notes, the Company will pay, in cash, a Repurchase Price equal to $1,000 in cash per $1,000 principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to, but excluding, the Repurchase Date with respect to any and all Notes validly surrendered for purchase and not validly withdrawn. However, because the Repurchase Date is after a record date and on an interest payment date, the accrued and unpaid interest will be paid to the holders in whose names the Notes are registered at the close of business on the record date, which is March 1, 2018. Also, contingent interest with respect to the Notes will not accrue until March 20, 2018 at the earliest and then only in limited circumstances. Accordingly, we expect that there will be no accrued and unpaid interest or contingent interest due as part of the Repurchase Price.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or of shares of common stock of the Company. Accordingly, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and shares of common stock of the Company before making a decision whether to surrender their Notes for purchase.

•	What is the form of payment?

Under the terms of the Indenture and the Notes, the Company must pay the Repurchase Price in cash with respect to any and all Notes validly surrendered for purchase and not validly withdrawn.

•	Are the Notes convertible into shares?

The Notes are convertible in certain circumstances into cash, a number of shares of common stock of the Company determined as specified in the Indenture and the terms of the Notes, or a combination thereof. However, the Notes are not currently convertible because these circumstances have not been satisfied. As of February 13, 2018, the conversion rate of the Notes was 39.9757 shares of common stock per $1,000 principal amount of the Notes, equivalent to a conversion price per share of approximately $25.0155. This conversion rate is subject to further adjustment upon the occurrence of certain corporate events but not for accrued interest.

•	How can I determine the market value of the Notes?

The Notes are not listed on any national or regional securities exchange. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. Holders are urged to obtain, to the extent available, current market quotations for the Notes prior to making any decision with respect to the Offer.

•	What does the board of directors of the Company think of the Offer?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase in the Offer. You must make your own decision whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

•	When does the Offer expire?

The Offer expires at 5:00 p.m., New York City time, on March 15, 2018. The Company does not plan to extend the period you have to accept the Offer unless required to do so by federal securities laws.

•	What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of validly surrendered Notes is not unlawful, that purchase will not be subject to any conditions other than the applicable holder’s satisfaction of the procedural requirements described in this Company Notice, the Indenture and the Notes.

•	How do I surrender my Notes?

There are three ways to surrender your Notes for purchase pursuant to the Offer:

•	A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to surrender its Notes and instruct that nominee to surrender the Notes on the holder’s behalf before the Expiration Time.

•	A holder who is a DTC participant should surrender its Notes electronically through DTC’s ATOP system before the Expiration Time, subject to the terms and procedures of that system.

•	While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date of this Company Notice physical certificates evidencing the Notes are issued to a holder other than DTC or its nominee, a holder whose Notes are held in certificated form must (i) properly complete and execute the Repurchase Notice, and deliver the notice to The Bank of New York Mellon Trust Company, N.A., as Paying Agent, before the Expiration Time, with any other required documents and (ii) validly surrender the certificates representing the Notes to the Paying Agent with or at any time after the delivery of the Repurchase Notice.

The method of delivery of Notes, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent.

Holders that surrender their Notes through DTC need not submit a physical Repurchase Notice to the Paying Agent if such holders comply with the transmittal procedures of DTC.

•	If I surrender my Notes in the Offer, when will I receive payment for my Notes?

The Company will accept for payment all validly surrendered Notes that are not validly withdrawn. The Company will forward to the Paying Agent, on or prior to 10:00 a.m., New York City time, on March 16, 2018, an amount of cash sufficient to pay the aggregate Repurchase Price for all Notes that have been validly surrendered for purchase and not validly withdrawn, and the Paying Agent will promptly distribute the cash to the holders in accordance with the terms of the Indenture and the Notes. The Trustee has informed us that DTC is currently the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.

The Repurchase Price for any Notes that have been validly surrendered for purchase and not validly withdrawn will be paid promptly following the later of March 19, 2018 and the time of valid surrender of such Notes to the Paying Agent.

•	Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on March 15, 2018, which is the same business day as the Repurchase Date.

•	How do I withdraw previously surrendered Notes?

Holders that withdraw through DTC need not submit a physical notice of withdrawal to the Paying Agent if such holders comply with the withdrawal procedures of DTC prior to the Withdrawal Time. Any holder who desires to withdraw previously surrendered Notes evidenced by physical certificates must deliver an executed written notice of withdrawal, or a facsimile of one, to the office of the Paying Agent prior to the Withdrawal Time.

Any such notice of withdrawal must include (i) the name of the holder of the Notes; (ii) a statement that the holder is withdrawing all or a portion of its election with respect to the Repurchase Notice; (iii) the principal amount, if any, of the Notes that remain subject to the Repurchase Notice and which has been or shall be delivered for purchase by the Company; (iv) if certificated Notes have been issued, the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted (provided, that if certificated Notes have not been issued, then such withdrawal notice must comply with the DTC procedures applicable to the withdrawal of a Repurchase Notice) and (v) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted.

•	Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes electronically through ATOP before the expiration of the Offer (or, if your Notes are evidenced by physical certificates, deliver a properly completed and duly executed Repurchase Notice to the Paying Agent), the Company will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.

•	If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or in integral multiples of $1,000.

•	If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes in certain circumstances into cash, a number of shares of common stock of the Company determined as specified in the Indenture and the terms of the Notes, or a combination thereof. However, the Notes are not currently convertible because these circumstances have not been satisfied.

•	Will I have to pay U.S. federal income taxes if I surrender my Notes for purchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes for certain holders. We urge you to consult with your tax advisor regarding the actual tax consequences to you. For a discussion of the material U.S. federal income tax considerations relating to the Offer, see “Material United States Federal Income Tax Considerations.”

•	Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the trustee for the Notes, is serving as the Paying Agent in connection with the Offer. Its address and telephone number are set forth on the front cover page of this Company Notice.

•	Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the surrender of Notes for purchase pursuant to the Offer may be directed to The Bank of New York Mellon Trust Company, N.A. at the address and telephone number set forth on the front cover page of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company.

Helix Energy Solutions Group, Inc. is a Minnesota corporation. The Company’s principal executive offices are located at 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and its telephone number at that address is (281) 618-0400. The Company’s shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLX.”

The Company is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. The Company seeks to provide services and methodologies that it believes are critical to maximizing production economics and provides services primarily in deepwater in the U.S. Gulf of Mexico, North Sea, Asia Pacific and West Africa regions, and in 2017 expanded its operations into Brazil.

2. Information Concerning the Notes.

The Company issued the Notes under an Indenture dated as of March 12, 2012 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The description of the Notes and the Indenture set forth under the caption “Description of Notes” in the Company’s Prospectus dated March 7, 2012, forming a part of the Registration Statement on Form S-3 (Registration No. 333-179937), is incorporated by reference herein.

2.1. The Company’s Obligation to Purchase the Notes.

Under the terms of the Notes and the Indenture, each holder of the Notes may require the Company to purchase on March 15, 2018 all or a portion of the holder’s Notes validly surrendered for purchase prior to the Expiration Time and not validly withdrawn prior to the Withdrawal Time. The Company does not plan to extend the period holders of Notes have to accept the Offer unless required to do so by federal securities laws. If holders do not validly surrender their Notes before the expiration of the Offer, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

If any Notes remain outstanding following expiration of the Offer, the Company will become obligated to purchase any then-remaining Notes, at the option of the holders, in whole or in part, on March 15, 2022 and March 15, 2027, respectively, at purchase prices equal to $1,000 in cash per $1,000 principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, such repurchase date.

2.2. Repurchase Price.

Under the terms of the Notes, the purchase price for the Notes in the Offer is equal to $1,000 in cash per $1,000 principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to, but excluding, the Repurchase Date. However, because the Repurchase Date is after a record date and on an interest payment date, the accrued and unpaid interest (including contingent interest, if any) will be paid to the holders in whose names the Notes are registered at the close of business on the record date, which is March 1, 2018. Also, contingent interest with respect to the Notes will not accrue until March 20, 2018 at the earliest and then only in limited circumstances. Accordingly, we expect that there will be no accrued and unpaid interest or contingent interest due as part of the Repurchase Price. The Company will pay the Repurchase Price in cash with respect to any and all Notes validly surrendered for purchase and not validly withdrawn. The Company will accept Notes surrendered for purchase only in principal amounts equal to $1,000 or integral multiples thereof. If by 10:00 a.m., New York City time, on the business day following the Repurchase Date, the Paying Agent holds cash sufficient to pay the Repurchase Price of the Notes validly tendered and not validly withdrawn, then, unless the Company defaults in making payment of the Repurchase Price, (a) interest, if any, will cease to accrue on such Notes on and after the Repurchase Date and (b) the rights of the holders of such Notes will terminate other than the right to receive the Repurchase Price.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or of shares of common stock of the Company. Accordingly, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and shares of common stock of the Company before making a decision whether to surrender their Notes for purchase.

None of the Company or its board of directors or employees are making any recommendation to holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each holder must make his or her own decision whether to surrender his or her Notes for purchase and, if so, the principal amount of Notes to surrender based on that holder’s assessment of current market value of the Notes and the shares of common stock of the Company and other relevant factors.

2.3. Source of Funds.

In the event any Notes are validly surrendered for purchase and not validly withdrawn, we intend to use cash on hand or the proceeds from one or more debt financings that we may enter into in the future on such terms as may then be available to us to pay the aggregate Repurchase Price.

2.4. Conversion Rights of Notes.

The Notes are convertible in certain circumstances into cash, a number of shares of common stock of the Company determined as specified in the Indenture and the terms of the Notes, or a combination thereof.

The Notes are convertible under the following circumstances:

•	prior to the close of business on the business day immediately preceding December 15, 2031, during any calendar quarter (and only during such calendar quarter), if the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•	prior to the close of business on the business day immediately preceding December 15, 2031, during the five consecutive business days immediately after any five-consecutive trading day period (the “note measurement period”) in which the trading price per $1,000 principal amount of the Notes for each trading day in that note measurement period was equal to or less than 97% of the conversion value of the Notes on such trading day;

•	if the Company has called any or all Notes for redemption, at any time after the notice of such redemption is given and prior to the close of business on the business day immediately preceding the redemption date;

•	prior to the close of business on the business day immediately preceding December 15, 2031, during specified periods, if we make certain distributions on shares of our common stock or upon the occurrence of certain corporate events, including a change of control or the termination of listing for trading of the Company’s common stock on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

•	at any time from, and including, December 15, 2031, to, and including, the business day immediately preceding March 15, 2032.

As of February 13, 2018, these conditions had not been satisfied.

As of February 13, 2018, the conversion rate of the Notes was 39.9757 shares of common stock per $1,000 principal amount of the Notes, equivalent to a conversion price per share of approximately $25.0155. This conversion rate is subject to further adjustment upon the occurrence of certain corporate events but not for accrued interest. In addition, if certain fundamental changes occur prior to March 15, 2032, the Company will in some cases increase the conversion rate for a holder electing to convert Notes in connection with such fundamental change. The Bank of New York Mellon Trust Company, N.A., the trustee for the Notes, serves as the Conversion Agent for the Notes.

Holders that do not surrender their Notes for purchase pursuant to the Offer will maintain the right to convert their Notes, subject to the terms, conditions and adjustments specified in the Indenture and in the Notes. Any Note as to which a Repurchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Repurchase Notice has been validly withdrawn in accordance with the terms of the Indenture before the Withdrawal Time, as described in Section 4 below, and the Notes may otherwise be converted pursuant to Article 10 of the Indenture.

2.5. Market for the Notes and the Shares of the Company.

The Notes are not listed on any national or regional securities exchange. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. The Notes have been deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC for the accounts of participants in DTC.

Although the Notes are not currently convertible, the Notes are convertible in certain circumstances into cash, a number of shares of common stock of the Company determined as specified in the Indenture and the terms of the Notes, or a combination thereof. As of February 13, 2018, the conversion rate of the Notes was 39.9757 shares of common stock per $1,000 principal amount of the Notes, equivalent to a conversion price per share of approximately $25.0155. This conversion rate is subject to further adjustment upon the occurrence of certain corporate events but not for accrued interest. The Company’s common stock is listed on the NYSE under the symbol “HLX.” The following table presents the range of high and low quarterly intraday sales prices per share of the Company’s common stock during the periods indicated in the principal market for such securities.

	Price
Fiscal Year Ended December 31,	High	Low
2016
First Quarter	$6.09	$2.60
Second Quarter	9.07	4.87
Third Quarter	8.69	6.48
Fourth Quarter	11.87	8.05
2017
First Quarter	$9.82	$6.87
Second Quarter	8.11	4.82
Third Quarter	7.78	5.07
Fourth Quarter	8.09	6.02
2018
First Quarter (through February 12, 2018)	$8.70	$6.27

On February 12, 2018, the last reported sales price of our common stock on the NYSE was $6.82 per share. As of February 12, 2018, there were 148,079,552 shares of the Company’s common stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the shares of the Company before making any decision to surrender your Notes pursuant to the Offer.

2.6. Redemption.

After the tenth business day after the Expiration Time, the Company, at its option, may redeem any Notes that remain outstanding, in whole or in part, for cash at a price equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including contingent interest, if any) up to but excluding the redemption date.

2.7. Fundamental Change.

A holder may require the Company to repurchase for cash his or her Notes if there is a Fundamental Change (as defined in the Indenture) at a purchase price equal to $1,000 in cash per $1,000 principal amount of the Notes plus accrued and unpaid interest up to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture), unless the Fundamental Change Repurchase Date is after a record date and on or prior to an interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders as of the record date and the price the Company is required to pay will be equal to 100% of the principal amount of the Notes.

2.8. Ranking.

The Notes are general unsecured senior obligations of the Company. The Notes rank equally with all of the Company’s existing and future senior unsecured indebtedness. The Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of the Company’s subsidiaries, including trade payables and lease obligations. The Company’s obligations under its credit agreement are guaranteed by all of its wholly owned domestic subsidiaries (except Cal Dive I-Title XI, Inc.) and Canyon Offshore Limited, a wholly owned Scottish subsidiary, and are secured by most of the Company’s assets and the assets of its wholly owned domestic subsidiaries (except Cal Dive I-Title XI, Inc.) and Canyon Offshore Limited. In addition, the Company has pledged up to 66% of the shares of certain foreign subsidiaries to the lenders under its credit agreement as additional security.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender the Notes with or at any time after delivery of the Repurchase Notice and do not withdraw the Notes before the Withdrawal Time. Only registered holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof.

If holders do not validly surrender their Notes in accordance with the terms of the Offer, their Notes will remain outstanding, subject to the terms of the Indenture and the Notes.

3.1. Method of Delivery.

The method of delivery of Notes, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Note or the Repurchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested, and that holders (i) mail the required Repurchase Notice sufficiently in advance of March 15, 2018 to permit delivery to the Paying Agent prior to the Expiration Time, and (ii) validly surrender the Notes with or at any time after delivery of the Repurchase Notice.

3.2. Repurchase Notice.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts at DTC and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP before the Expiration Time will constitute a timely Repurchase Notice satisfying the holders’ notice requirements under the Indenture. The method of delivery of Notes, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent.

The Indenture requires that the Repurchase Notice contain:

•	if certificated Notes have been issued, the certificate numbers of the Notes being delivered for purchase (provided, that if the Notes are not in certificated form, the Repurchase Notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Notes to be purchased, which portion must be in principal amounts of $1,000 or integral multiples thereof; and

•	a statement that the Notes are to be purchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in Section 6 of the Notes and in the Indenture.

3.3. Delivery of Notes.

Notes in Certificated Form. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date of this Company Notice physical certificates evidencing the Notes are issued to a holder other than DTC or its nominee, to receive the Repurchase Price, holders of Notes in certificated form must (i) properly deliver the Repurchase Notice to the Paying Agent before the Expiration Time and (ii) validly surrender the Notes to the Paying Agent with or at any time after the delivery of the Repurchase Notice.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the holder’s behalf before the Expiration Time.

Notes in Global Form. A holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes before the Expiration Time; and

•	electronically transmitting his or her acceptance through ATOP, subject to the terms and procedures of that system, before the Expiration Time.

In surrendering Notes through ATOP, the electronic instructions sent to DTC by the holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of an agreement to be bound by the Repurchase Notice.

The Notes and the Repurchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER NOTES THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH DTC’S TRANSMITTAL PROCEDURES.

The method of delivery of Notes, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Notes and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent.

3.4. Agreement to be Bound by the Terms of the Offer.

By surrendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	the Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	the holder agrees to all of the terms of this Company Notice;

•	the holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, the holder:

•	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all Notes surrendered,

•	waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences),

•	releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes that the holder surrenders for purchase, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that the holder surrenders for purchase, and

•	irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of the Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present the Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	the holder represents and warrants that the holder (i) owns the Notes surrendered and is entitled to surrender the Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered and that, when the Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	the holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	the holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) before the Expiration Time will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and this Company Notice and the related notice materials, as amended and supplemented from time to time;

•	payment for Notes purchased pursuant to this Company Notice will be made by deposit of the Repurchase Price for the Notes with the Paying Agent, which will act as agent for surrendering holders for the purpose of receiving payments from the Company and transmitting the payments to the holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time before the Withdrawal Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

4. Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time before the Withdrawal Time. In order to withdraw Notes, holders must either comply with DTC’s withdrawal procedures or deliver to the Paying Agent written notice specifying:

•	the name of the holder of the Notes;

•	a statement that the holder is withdrawing all or a portion of its election with respect to the Repurchase Notice;

•	the principal amount, if any, of the Notes that remain subject to the Repurchase Notice and which has been or shall be delivered for purchase by the Company;

•	if certificated Notes have been issued, the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted (provided, that if certificated Notes have not been issued, then such withdrawal notice must comply with the DTC procedures applicable to the withdrawal of a Repurchase Notice); and

•	the principal amount of the Notes with respect to which such notice of withdrawal is being submitted.

Any properly withdrawn Notes will be deemed not validly surrendered for purposes of the Offer. Notes withdrawn from the Offer may be resurrendered by following the surrender procedures described above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH DTC’S WITHDRAWAL PROCEDURES.

5. Payment for Surrendered Notes.

The Company will forward to the Paying Agent, before 10:00 a.m., New York City time, on March 16, 2018, the appropriate amount of cash required to pay the Repurchase Price for the Notes validly surrendered for purchase and not validly withdrawn, and the Paying Agent will promptly distribute the cash to the holders. The Trustee has informed us that DTC is currently the sole record holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a holder other than DTC or its nominee, the Paying Agent will promptly cause the cash to be distributed to such holder who has (i) properly delivered the Repurchase Notice to the Paying Agent before the Expiration Time and (ii) validly surrendered the Notes to the Paying Agent with or at any time after the delivery of the Repurchase Notice.

The total amount of funds required by the Company to purchase all of the Notes is an aggregate principal amount of $60,115,000 plus accrued and unpaid interest (including contingent interest, if any) (assuming all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are validly surrendered for purchase and not validly withdrawn, we intend to use cash on hand or the proceeds from one or more debt financings that we may enter into in the future on such terms as may then be available to us to pay the aggregate Repurchase Price.

6. Notes Acquired.

Any Notes that are purchased by the Company pursuant to the Offer will be canceled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company.

Except as described or incorporated by reference in this document, the Company presently has no plans that relate to or would result in:

(1)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving any of its subsidiaries;

(2)	any repurchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

(3)	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

(4)	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer of the Company;

(5)	any other material change in the Company’s corporate structure or business;

(6)	any class of equity security of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

(7)	any class of equity security of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(8)	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

(9)	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

(10)	any changes in the Company’s articles of incorporation or by-laws or its other governing instruments or other actions that could impede the acquisition of control of the Company.

8. Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes.

To the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates have any beneficial interest in the Notes;

•	none of the officers or directors of the subsidiaries of the Company have any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the Repurchase Date, neither the Company nor, to its knowledge, any of its executive officers, directors or affiliates have engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex C.

9. Purchases of Notes by the Company and its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the tenth business day after the Expiration Time. Following that time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price to be paid pursuant to the Offer. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the market price of the shares of the Company, our business and financial position and general economic and market conditions.

On or after the tenth business day after the Expiration Time, the Company may redeem any Notes that remain outstanding, in whole or in part, for cash at a price equal to 100% of the principal amount plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date.

10. Material United States Federal Income Tax Considerations.

The following discussion summarizes the material U.S. federal income tax considerations relating to the surrender of Notes for purchase pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, judicial decisions and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary is limited to holders of the Notes who hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances and does not address the U.S. federal income tax consequences to holders that may be subject to special treatment under U.S. federal income tax laws, including (without limitation):

•	banks, thrifts or financial institutions,

•	holders that acquire any indebtedness issued by us in connection with the Offer or that otherwise acquire on or about the date Notes are surrendered indebtedness issued by us,

•	any individual present in the United States for 183 days or more in the taxable year of surrender of a Note who is not a citizen or resident of the United States for U.S. federal income tax purposes,

•	tax-exempt organizations,

•	S corporations, partnerships or other pass-through entities and holders of interests therein,

•	insurance companies,

•	mutual funds,

•	dealers in securities,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities,

•	holders that are subject to the alternative minimum tax provisions of the Code,

•	certain expatriates or former long-term residents of the United States,

•	passive foreign investment companies or controlled foreign corporations,

•	U.S. Holders that have a functional currency other than the U.S. dollar,

•	personal holding companies,

•	regulated investment companies,

•	real estate investment trusts, and

•	holders that hold or (as applicable) surrender the Notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Notes, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the Offer.

This discussion does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or any U.S. federal taxes (such as the federal estate tax or the federal gift tax) other than U.S. federal income taxes. No ruling has or will be obtained from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences relating to the Offer. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE OFFER. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES RELATING TO THE OFFER IN LIGHT OF YOUR OWN SITUATION.

Classification of the Notes.

Pursuant to the terms of the Indenture, we and each holder of Notes agreed to treat the Notes, for U.S. federal income tax purposes, as indebtedness that is subject to the Treasury Regulations governing “contingent payment debt instruments” (the “contingent payment debt regulations”) and that each holder would be bound by our application of the contingent payment debt regulations to the Notes, including our determination of the “comparable yield” and “projected payment schedule.” The remainder of the discussion below assumes that the Notes have been and will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Notes for U.S. federal income tax purposes. Accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and the tax considerations described in this summary. A different treatment of the Notes for U.S. federal income tax purposes could significantly alter the amount, character and treatment of income, gain or loss recognized in respect of the Notes from that which is described below. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of treating the Notes as contingent payment debt instruments.

U.S. Holders.

The following discussion applies only to U.S. Holders of the Notes. As used in this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Surrender of Notes for Purchase. A U.S. Holder that receives cash in exchange for the surrender of Notes pursuant to the Offer will generally recognize taxable gain or loss equal to the difference, if any, between (1) such U.S. Holder’s amount realized (generally, the amount of cash received pursuant to the Offer, including any amounts attributable to accrued interest) and (2) such U.S. Holder’s adjusted tax basis in such Notes. Subject to the discussion under “—Market Discount and Acquisition Premium,” a U.S. Holder’s adjusted tax basis in a Note will generally be equal to such U.S. Holder’s purchase price for the Note, increased by any interest previously accrued by such U.S. Holder with respect to such Note (ignoring any positive and negative adjustments under the contingent payment debt regulations by reason of differences between projected and actual contingent payments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Note to such U.S. Holder. Under the contingent payment debt regulations, the amount realized may be reduced in certain circumstances if the projected contingent payments on the Notes have exceeded the actual contingent payments and interest previously accrued on the Notes.

Any gain recognized by a U.S. Holder in respect of the Notes generally will be treated as interest income. Any loss recognized by a U.S. Holder in respect of a Note generally will be treated as ordinary loss to the extent of the excess of previous interest accruals on the Note by such U.S. Holder over the total net “negative adjustments” with respect to the Note under the contingent payment debt regulations (which result from projected contingent payments on the Notes exceeding the actual contingent payments) previously taken into account by the U.S. Holder as an ordinary loss, with any remaining balance treated as a capital loss. Any such capital loss would be a long-term capital loss if the U.S. Holder’s holding period in the Note is more than one year. The deductibility of losses may be subject to limitations.

Market Discount and Acquisition Premium. Under the contingent payment debt regulations, the general rules for accrual of market discount or acquisition premium generally do not apply. Instead, the contingent payment debt regulations require a U.S. Holder to reasonably allocate the difference, if any, between such holder’s tax basis at the time of acquisition and the adjusted issue price to (1) daily portions of interest or (2) projected payments over the remaining term of the Note, with corresponding positive or negative adjustments as appropriate under the contingent payment debt regulations. Such positive or negative adjustments would result in increases or decreases, as applicable, to the U.S. Holder’s tax basis in the Note.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, trusts or estates are subject to a 3.8% tax, in addition to the otherwise applicable U.S. federal income tax, on the lesser of (1) the U.S. Holder’s “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) for the relevant taxable year above certain thresholds. A U.S. Holder’s “net investment income” generally includes, among other things, interest income on and capital gain from the disposition of securities like the Notes, subject to certain exceptions. A U.S. Holder should consult its own tax advisor regarding the applicability of this tax to the Notes.

Information Reporting and Backup Withholding. Payments to a U.S. Holder for the surrender of Notes pursuant to the Offer generally will be subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). In addition, such payments generally will be subject to backup withholding unless the U.S. Holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides its taxpayer identification number and satisfies certain certification requirements. A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the U.S. Holder timely furnishes the required information to the IRS.

Non-U.S. Holders.

The following discussion applies only to Non-U.S. Holders of the Notes. As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is an individual, corporation, estate, or trust for U.S federal income tax purposes and, in each case, is not a U.S. Holder.

Surrender of Notes for Purchase. Subject to the discussion below regarding backup withholding, payments (including any amounts attributable to accrued interest) made to any Non-U.S. Holder for the surrender of Notes pursuant to the Offer generally will not be subject to U.S. federal income or withholding tax provided that: (1) we are not, and have not been at any time during the shorter of the five-year period ending on the date of such surrender and such Non-U.S. Holder’s holding period in the Notes, a “United States real property holding corporation” within the meaning of the Code (“USRPHC”), (2) our common stock continues to be traded on the NYSE until the date the Notes are surrendered, and (3) such Non-U.S. Holder satisfies each of the following requirements:

•	such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (or, if a treaty so provides, are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•	such Non-U.S. Holder does not own, actually or constructively, for U.S. federal income tax purposes 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code;

•	such Non-U.S. Holder is not a bank that received such Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the statement requirement discussed below has been fulfilled.

The statement requirement referred to in the fifth bullet point above will generally be fulfilled if the Non-U.S. Holder certifies that it is not a U.S. person by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent. Other methods might be available to satisfy the statement requirement, depending on the Non-U.S. Holder’s particular circumstances. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

With respect to clause (1) above, we believe that we are not currently, have never been, and will not become a USRPHC.

If a Non-U.S. Holder does not satisfy each of the requirements under clause (3) above, then the amount of payments made to such Non-U.S. Holder for the surrender of Notes pursuant to the Offer that is attributable to interest with respect to the Notes (including any taxable gain treated as interest determined in the same manner as described above for U.S. Holders) generally will be subject to U.S. withholding tax at a rate of 30% unless (1) the Non-U.S. Holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form, or (2) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such Non-U.S. Holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any payment made to any Non-U.S. Holder for the surrender of Notes pursuant to the Offer that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. Holders as described above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax, currently at a 30% rate (or such lower rate provided by an applicable treaty), on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder for the surrender of Notes pursuant to the Offer will generally be subject to information reporting to the IRS. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder is a resident. Backup withholding generally will not apply to such payments if such Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person by properly completing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or the Non-U.S. Holder otherwise establishes an exemption, provided that the withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person. Backup withholding is not an additional tax. The amount of any backup withholding will generally be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely furnishes the required information to the IRS.

11. Additional Information.

The Company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You can read and copy any materials the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information the Company files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the SEC, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

The documents listed below contain important information about the Company and its financial condition and are herein incorporated by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017;

•	the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 25, 2017, for the quarter ended June 30, 2017, filed with the SEC on July 25, 2017, and for the quarter ended September 30, 2017, filed with the SEC on October 24, 2017;

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 4, 2017, January 5, 2017, February 17, 2017, May 12, 2017, June 5, 2017, June 30, 2017, October 23, 2017, November 20, 2017 and December 8, 2017 (excluding any information “furnished” but not “filed”);

•	the description of the Notes and the Indenture set forth under the caption “Description of Notes” in the Company’s Prospectus dated March 7, 2012, forming part of the Company’s Registration Statement on Form S-3 (Registration No. 333-179937); and

•	the description of the Company’s common stock, no par value, set forth in the Company’s Registration Statement on Form 8-A, filed on June 30, 2006, including any amendment or report filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitation.

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer. The Bank of New York Mellon Trust Company, N.A., however, is the trustee under the Indenture and will be communicating with and providing notices to holders of the Notes as required by the Indenture.

13. Definitions.

All capitalized terms used but not specifically defined herein shall have the meanings given to those terms in the Indenture and the Notes.

14. Conflicts.

In the event of any conflict between this Company Notice and the accompanying Repurchase Notice, on the one hand, and the terms of the Indenture and the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each holder must make his or her own decision whether to surrender his or her Notes for purchase and, if so, the principal amount of Notes to surrender based on his or her own assessment of current market value and other relevant factors.

HELIX ENERGY SOLUTIONS GROUP, INC.

February 14, 2018

ANNEX A

ISSUER NOTICE OF REPURCHASE RIGHT

February 14, 2018

Cusip Number: 42330P AG2*

To the Beneficial Owners of the 3.25% Convertible Senior Notes Due 2032 (the “Securities”) issued by Helix Energy Solutions Group, Inc.:

Helix Energy Solutions Group, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 3.07 of that certain Indenture (the “Indenture”), dated as of March 12, 2012, between the Issuer and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), that you may request that the Issuer repurchase your Securities by delivery of a Repurchase Notice. Included as Annex B to the Company Notice, dated February 14, 2018, is the form of Repurchase Notice (the “Repurchase Notice”) to be completed by you if you wish to have your Securities repurchased by the Issuer. The Trustee has informed the Issuer that, as of the date hereof, all custodians and beneficial holders of the Securities hold the Securities through accounts at The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for repurchase hereunder must be delivered through DTC’s automated tender offer program (“ATOP”) system. Valid delivery of Securities via ATOP before 5:00 p.m., New York City time, on March 15, 2018 (the “Expiration Time”) will constitute a timely Repurchase Notice satisfying the holders’ notice requirements under the Indenture. The method of delivery of Securities, the related Repurchase Notice and all other required documents, including delivery through DTC and acceptance through ATOP, is at the election and risk of the person surrendering such Securities and delivering such Repurchase Notice and delivery will be deemed made only when actually received by the Paying Agent. All capitalized terms used in this Issuer Notice of Repurchase Right and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.	Repurchase Date: March 15, 2018.

2.	Repurchase Price: $1,000 in cash per $1,000 principal amount of the Securities plus accrued and unpaid Interest (including Contingent Interest, if any) up to, but excluding, March 15, 2018.

3.	Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Securities is convertible into cash, a number of shares of common stock of the Issuer determined as specified in the Indenture and the terms of the Securities, or a combination thereof. However, the Securities are not currently convertible because these circumstances have not been satisfied. As of February 13, 2018, the conversion rate of the Securities was 39.9757 shares of the Issuer’s common stock, no par value (the “Common Stock”), per $1,000 principal amount of the Securities, subject to adjustment.

4.	In order to receive payment of the Repurchase Price or the Conversion Price, as applicable, the Securities must be surrendered to the Paying Agent or the Conversion Agent, as applicable, at the appropriate address set forth below, if applicable, or as otherwise specified herein, by such method as you deem appropriate. If you mail your Securities, we recommend that for your own protection you may want to use registered mail, return receipt requested.

By First Class, Registered or Certified Mail	By Express or Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust P.O. Box 396 East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, New York 10286

Annex A

5.	The Securities as to which you have delivered a Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article 10 of the Indenture and the terms of the Securities only if you withdraw such Repurchase Notice pursuant to the terms of the Indenture and this Issuer Notice of Repurchase Right. You may be entitled to have your Securities converted into cash, a number of shares of Common Stock of the Issuer determined as specified in the Indenture and the terms of the Securities, or a combination thereof:

•	prior to the close of business on the business day immediately preceding December 15, 2031, during any calendar quarter (and only during such calendar quarter), if the closing sale price of the Issuer’s Common Stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•	prior to the close of business on the business day immediately preceding December 15, 2031, during the five consecutive business days immediately after any five-consecutive trading day period (the “note measurement period”) in which the trading price per $1,000 principal amount of the Securities for each trading day in that note measurement period was equal to or less than 97% of the conversion value of the Securities on such trading day;

•	if the Issuer has called any or all Securities for redemption, at any time after the notice of such redemption is given and prior to the close of business on the business day immediately preceding the redemption date;

•	prior to the close of business on the business day immediately preceding December 15, 2031, during specified periods, if the Issuer makes certain distributions on shares of the Issuer’s Common Stock or upon the occurrence of certain corporate events, including a change of control or the termination of listing for trading of the Issuer’s Common Stock on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

•	at any time from, and including, December 15, 2031, to, and including, the business day immediately preceding March 15, 2032.

6.	In order for you to collect the Repurchase Price, the Securities as to which you have delivered a Repurchase Notice must be surrendered by you by (i) effecting book entry transfer of the Securities or (ii) delivering Certificated Securities, together with necessary endorsements, as the case may be to:

By First Class, Registered or Certified Mail	By Express or Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust P.O. Box 396 East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, New York 10286

7.	The Repurchase Price for the Securities as to which you have delivered a Repurchase Notice and not withdrawn such Repurchase Notice, if applicable, shall be paid promptly following the later of the business day immediately following such Repurchase Date and the date you deliver such Securities to The Bank of New York Mellon Trust Company, N.A.

8.	The Trustee has informed the Issuer that, as of the date hereof, all custodians and beneficial holders of the Securities hold the Securities through accounts at DTC and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP before the Expiration Time will constitute a timely Repurchase Notice satisfying the holders’ notice requirements under the Indenture.

Securities in Certificated Form. While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date of this Company Notice physical certificates evidencing the Securities are issued to a holder other than DTC or its nominee, to receive the Repurchase Price, holders of Securities in certificated form must (i) properly deliver the Repurchase Notice attached to the Company Notice as Annex B, duly completed by you with the information required by such Repurchase Notice, to the Paying Agent at any time from 9:00 a.m., New York City time, on February 14, 2018 until 5:00 p.m., New York City time, on March 15, 2018 and (ii) validly surrender the Securities to the Paying Agent with or at any time after the delivery of the Repurchase Notice.

Securities Held Through a Custodian. A holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the holder’s behalf before the Expiration Time.

Annex A

Securities in Global Form. A holder who is a DTC participant may elect to surrender to the Issuer his or her beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities before the Expiration Time; and

•	electronically transmitting his or her acceptance through ATOP, subject to the terms and procedures of that system, before the Expiration Time.

In surrendering Securities through ATOP, the electronic instructions sent to DTC by the holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of an agreement to be bound by the Repurchase Notice.

9.	Holders that withdraw through DTC need not submit a physical notice of withdrawal to the Paying Agent if such holders comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on March 15, 2018 (the “Withdrawal Time”), subject to the terms and conditions of that system. Any holder who desires to withdraw previously surrendered Securities evidenced by physical certificates must deliver an executed written notice of withdrawal, or a facsimile of one, to the office of the Paying Agent prior to the Withdrawal Time.

Any such notice of withdrawal must include (i) the name of the holder of the Securities; (ii) a statement that the holder is withdrawing all or a portion of its election with respect to the Repurchase Notice; (iii) the principal amount, if any, of the Securities that remain subject to the Repurchase Notice and which has been or shall be delivered for purchase by the Issuer; (iv) if certificated Securities have been issued, the certificate number, if any, of the Securities in respect of which such notice of withdrawal is being submitted (provided, that if certificated Securities have not been issued, then such withdrawal notice must comply with the DTC procedures applicable to the withdrawal of a Repurchase Notice) and (v) the principal amount of the Securities with respect to which such notice of withdrawal is being submitted.

10.	Unless the Issuer defaults in making the payment of the Repurchase Price owed to you, Interest and Contingent Interest, if any, on your Securities as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date.

*	The CUSIP number has been assigned to this issue by Standard & Poor’s Corporation and is included solely for the convenience of the holders of the Securities. Neither the Issuer nor the Trustee is responsible for the selection or use of the CUSIP number and no representation is hereby made regarding the correctness or accuracy of the CUSIP number on the Securities.

PLEASE TAKE FURTHER NOTICE that, all payments of the Repurchase Price or Conversion Price, as applicable, in respect of the Securities shall be payable only to the extent that the requisite funds have actually been received or are being held by the Trustee in respect of the Securities, and the Trustee shall have no obligation to make any such payments to a holder of any Security except in respect of such funds.

Any questions regarding the foregoing may be directed to the Issuer at:

Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East, Suite 400

Houston, Texas 77060

Attention: General Counsel

HELIX ENERGY SOLUTIONS GROUP, INC.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, an agent making payments with respect to the Securities may be obligated to withhold from payments to a holder of such Securities. Holders of Securities who are United States persons as defined in the Internal Revenue Code of 1986, as amended, who wish to avoid the application of these withholding provisions should submit a completed IRS Form W-9 when presenting the Securities for payment. Holders of Securities who are not United States persons should submit an appropriate completed IRS Form W-8. These IRS forms (and instructions thereto) may be obtained from the IRS website at www.IRS.gov. See “Material United States Federal Income Tax Considerations” in the Company Notice for additional information.

Annex A

ANNEX B

REPURCHASE NOTICE

To: The Bank of New York Mellon Trust Company, N.A.

The undersigned registered owner of the 3.25% Convertible Senior Notes due 2032 (the “Security”) hereby acknowledges receipt of a notice, dated February 14, 2018, from Helix Energy Solutions Group, Inc. (the “Issuer”) pursuant to Section 3.07 of that certain Indenture (the “Indenture”), dated as of March 12, 2012, between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and requests and instructs the Issuer to purchase the entire principal amount of the Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Security and the Indenture at the Repurchase Price, together with accrued and unpaid interest (including Contingent Interest, if any), to, but not including, March 15, 2018 (the “Repurchase Date”), to the registered Holder hereof. The undersigned further acknowledges that, because the Repurchase Date is after an Interest Record Date and on an Interest Payment Date, the accrued and unpaid interest (including Contingent Interest, if any) will be paid to the Holders in whose names the Notes are registered at the close of business on the Interest Record Date, which is March 1, 2018. Capitalized terms used but not defined herein shall have the meaning set forth in the Indenture.

Dated: , 2018

Signature(s)

Signatures must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be repurchased (in an integral multiple of $1,000, if less than all):

Certificate number (if applicable):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of the Security in every particular, without any alteration or change whatsoever.

Annex B

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of the Company’s directors and executive officers as of February 13, 2018. The address of each such person is c/o Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Name	Title
Owen Kratz	President, Chief Executive Officer and Director
Erik Staffeldt	Senior Vice President and Chief Financial Officer
Scotty Sparks	Executive Vice President and Chief Operating Officer
Geoffrey C. Wagner	Executive Vice President and Chief Commercial Officer
Alisa B. Johnson	Executive Vice President, General Counsel and Secretary
William L. Transier	Chairman of the Board
John V. Lovoi	Director
Nancy K. Quinn	Director
Jan A. Rask	Director
James A. Watt	Director

Annex C